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                                                                       EXHIBIT 1

                Amendment to the Certificate of Incorporation of
                    Advanced Aerodynamics & Structures, Inc.

     The Certificate of Incorporation of Advanced Aerodynamics & Structures, Inc. is amended by changing Article 4 thereof so that, as amended, said Article shall read in its entirety as follows:


     "4. The total number of shares of stock which the corporation shall have authority to issue is 648,000,000 consisting of 625,000,000 shares of Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock"), 10,000,000 shares of Class B Common Stock, par value $0.0001 per share (the "Class B Common Stock"), 4,000,000 shares of Class E-1 Common Stock, par value $0.0001 per share (the "Class E-1 Common Stock"), 4,000,000 shares of Class E-2 Common Stock, par value $0.0001 per share (the "Class E-2 Common Stock," and, with the Class E-1 Common Stock, the "Class E Common Stock"), and 5,000,000 shares of Preferred Stock, par value $0.0001 per share (the "Preferred Stock")."